Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, President and CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION RETAINS INDEPENDENT ENGINEERS
AND PROVIDES UPDATED RESERVE AND RESOURCE ESTIMATES
DENVER, Colorado (July 28, 2011) — Delta Petroleum Corporation (Delta or the Company) (NASDAQ Capital Market: DPTRD), an independent oil and gas exploration and development company, announced today that it retained Netherland Sewell & Associates, Inc. (NSAI or Netherland Sewell) to provide independent engineering of the Company’s proved, probable and possible reserves and resources in support of the Company’s strategic alternatives process. NSAI has recently concluded its evaluation and estimates Delta’s total proved reserves at 674 billion cubic feet equivalent (Bcfe) based upon the forward curve of commodity prices as of June 30, 2011, and total proved, probable and possible reserves to be approximately 2.6 trillion cubic feet equivalent (Tcfe) from the Williams Fork section. NSAI also estimates an additional unrisked prospective resource of between 6 — 10 billion cubic feet equivalent (Bcfe) per well from the Niobrara and Mancos shales, assuming between 80 — 160 acre spacing. The Company currently has approximately 22,400 net acres in the Vega Area.
See “Reserve/Resource Disclosure” below for more explanation with respect to NSAI’s reserve and resource estimates and the assumptions used by NSAI in making such estimates. NSAI utilized the guidelines and definitions set forth in the 2007 Petroleum Resources Management System as approved by the Society of Petroleum Engineers.
Carl Lakey, Delta’s President and CEO stated, “Netherland Sewell is a highly respected reserve engineering firm with outstanding knowledge of North American shale plays and the Piceance Basin in particular. The independent engineering estimates validate the Vega Area as an exceptional core asset with significant upside.”
RESERVE/RESOURCE DISCLOSURE
The SEC permits oil and gas companies, in their filings with the SEC, to characterize as proved reserves only those accumulations of hydrocarbons that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions, and that are part of an approved five-year development plan. In this release, we use the terms “proved reserves”, “proved, probable and possible reserves”, “resources” and other descriptions of volumes of hydrocarbons potentially recoverable, through additional drilling or recovery techniques. None of the reserve estimates contained in this release conform to SEC guidelines. The NSAI reserve estimates presented in this release have been determined using strip pricing and assume a non-existent Board approved five year development plan with four rigs in operation, and therefore do not comply with SEC standards. Netherland Sewell’s estimates of proved, probable and possible reserves and resources are provided in this release based on the foregoing assumptions because the Company’s management believes it is useful additional information in the valuation, comparison and analysis of companies and assets. Estimates of unproved reserves or resources which may potentially be recoverable through additional drilling or recovery techniques, or under different pricing assumptions, are by their nature much more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.

ABOUT DELTA PETROLEUM
Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is the Rocky Mountain Region, where the majority of its proved reserves, production and long-term growth prospects are located. Its common stock is listed on the NASDAQ Capital Market System under the symbol “DPTRD” until on or around August 10, 2011, when the symbol will return to “DPTR.”
FORWARD-LOOKING STATEMENTS
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, estimated reserve and resource potential. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, the effects of oil and natural gas prices, availability of capital to fund required payments on the Company’s debt obligations and its working capital needs, including drilling and completion activities, contraction in the demand for natural gas in the United States, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, regulations that might be adopted in the future that could, among other things, significantly limit or curtail hydraulic fracturing techniques used in the Piceance Basin, as well as general economic conditions, market conditions and competition. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional risks and uncertainties affecting the Company. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com
SOURCE:      Delta Petroleum Corporation